Exhibit 10.1

AMENDED AND RESTATED
CENTURY ALUMINUM COMPANY
EXECUTIVE SEVERANCE PLAN

THIS AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN (this “Plan”) was established effective June 23, 2014 (the “Effective Date”) to provide for severance and change of control benefits to certain eligible executives of Century Aluminum Company, a Delaware corporation (the “Company”) in the circumstances described in this Plan.
1.General Eligibility. An executive is eligible for the benefits provided under this Plan (each such executive, referred to as the “Participant”) only if (i) the Compensation Committee (the “Plan Administrator”) of the Company’s Board of Directors (the “Board”) designates the executive as eligible to participate in the Plan and (ii) the Company provides the executive with a letter agreement (the “Participation Letter”) signed by a duly authorized officer of the Company confirming the executive’s eligibility for this Plan. The Participation Letter shall designate each executive as either a “Tier 1 Participant,” a “Tier 2 Participant” or a “Tier 3 Participant” in the Plan. As a condition to participation in the Plan, the Participant must counter-sign that letter agreement within ten (10) days after it is provided to them, agreeing to be bound by all of the terms and conditions of this Plan, including without limitation the restrictive covenants set forth in Sections 10 and 11 below.
2.Position and Responsibilities. The Participant’s position and responsibilities shall be as determined by the Board (in the case of a Tier 1 Participant) or the Company (in all other cases) from time to time. The Participant shall devote such time and attention to his or her duties as are necessary to the proper discharge of his or her responsibilities hereunder. The Participant agrees to perform all duties consistent with (a) policies established from time to time by the Company and (b) all applicable legal requirements.
3.Term; Termination; Amendments. The period of this Plan shall commence on the Effective Date and shall continue until terminated by the Board (the “Term”). No termination and no amendment to the Plan that reduces benefits or terminates any Participant’s participation in the Plan shall be effective until the one-year anniversary of the date that notice of such termination or amendment has been provided to any affected Participant; provided, that no such termination or amendment will be effective if a Change in Control (as defined below) occurs during the 1-year notice period or if such termination or amendment is adopted during a Change in Control Protection Period (as defined below).
4.Compensation, Benefits and Reimbursement of Expenses. The Participant’s base salary (“Base Salary”), target annual cash incentive bonus (“Target Bonus”), equity grant eligibility and other benefits shall be as set forth at the applicable time in any applicable plan, program, agreement or arrangement between the Participant and the Company. The Participant acknowledges that the Board or Plan Administrator has discretion under the Company’s annual incentive bonus plan to increase, decrease or eliminate at any time prior to payment any amount otherwise payable under such plan or arrangement.

5.Termination Other than During a Change in Control Protection Period or Acquisition Protection Period. Subject to the conditions in Section 9 of this Plan, if the Participant’s employment is terminated outside of a Change in Control Protection Period or an Acquisition Protection Period either (1) by the Company other than for Cause (as defined below) or (2) by the Participant for Good Reason (as defined below) then:
(a)The Participant shall be entitled to receive the following cash severance payments:
(i)an amount equal to eighteen (18) months (for a Tier 1 Participant), twelve (12) months (for a Tier 2 Participant) or six (6) months (for a Tier 3 Participant) of the Participant’s Base Salary as of the date of termination of employment (or, if greater, as of December 31 of the immediately preceding year); and
(ii)an amount equal to a pro rata portion of the Participant’s annual incentive bonus with respect to the fiscal year in which the Participant was terminated determined in good faith by the Board or Plan Administrator based upon (A) the extent to which the performance goals or criteria established for such annual incentive bonus have been achieved after evaluating actual performance from the start of the performance period until the date of termination (or the most practicable date in proximity thereto) and equitably adjusting performance targets for the shortened period during which the performance goals or criteria could be achieved and (B) the total number of days in the performance cycle that the Participant was actually employed by the Company.
The amounts due pursuant to clause (i) above shall be paid in equal installments pursuant to the Company’s standard payroll procedures for management employees over such eighteen- (18), twelve- (12) or six- (6) month period, as applicable for the Participant's Tier, beginning sixty (60) days following such termination, with the first such payment in a single lump sum to equal the payments that would have been made at regular payroll intervals between termination and that first payment date. The amounts set forth in clause (ii) above shall be paid at the same time as payment is made to other executives of the Company that participate in the Company’s annual incentive plan then in effect, but in no event later than 2½ months after the end of the calendar year in which the termination occurs.
(b)The Participant shall be entitled to receive continued health insurance coverage for the Participant and his or her immediate family for a period equal to eighteen (18) months (for a Tier 1 Participant), twelve (12) months (for a Tier 2 Participant) or six (6) months (for a Tier 3 Participant) following the date of termination of employment, at a cost comparable to that of an eligible active employee of the Company throughout the coverage period; provided that such coverage shall cease on the date the Participant is eligible for medical coverage through another employer. At its sole discretion, the Company may satisfy this obligation by providing additional cash severance equal to the amount the Company would pay toward such coverage for an active employee and allowing Participant to enroll in such coverage via COBRA at their cost, or a cash subsidy to Participant equal to the cost of substantially identical coverage through an individual policy, in each case if (i) coverage under the Company’s plans cannot be provided pursuant to the terms of the Company’s group health plan(s), or (ii) coverage under the Company’s plans would result in the plan being discriminatory under the Internal Revenue Code

(Section 105(h) or successor provision) or in an excise or penalty tax under any applicable law or regulation.
(c)The Participant shall also be entitled to receive such other compensation or benefits (other than to any cash severance payments or annual incentive bonus, which rights, if any, shall be superseded by the terms described above) as are provided in accordance with the terms and conditions of any applicable plans and programs of the Company.
6.Termination During an Acquisition Protection Period. Subject to the conditions in Section 9 of this Plan, if the Participant’s employment is terminated within an Acquisition Protection Period (but not within a Change in Control Protection Period), either (1) by the Company other than for Cause (as defined below) or (2) by the Participant for Good Reason (as defined below) and one or more of Participant’s corporate titles is filled by, or greater than 50% of Participant’s responsibilities are assumed by, an employee of an Acquired Person then:
(a)    The Participant shall be entitled to receive the following cash severance payments:
(i)    an amount equal to eighteen (18) months (for a Tier 1 Participant), twelve (12) months (for a Tier 2 Participant) or six (6) months (for a Tier 3 Participant) of the Participant’s Base Salary as of the date of termination of employment (or, if greater, as of December 31 of the immediately preceding year); and
(ii)    an amount equal to one and one half (1.5) (for a Tier 1 Participant), one (1) (for a Tier 2 Participant) or one half (0.5) (for a Tier 3 Participant) of Participant’s Target Bonus for the fiscal year during which the termination occurs (or, if greater, for the immediately preceding year); and
(iii)    an amount equal to a pro rata portion of the Participant’s Target Bonus for the fiscal year during which the termination occurs (or, if greater, for the immediately preceding year) based on the total number of days in the performance cycle that the Participant was employed by the Company.
The amounts due pursuant to clause (i) above shall be paid in equal installments pursuant to the Company’s standard payroll procedures for management employees over such eighteen- (18), twelve- (12) or six- (6) month period, as applicable for the Participant's Tier, beginning sixty (60) days following such termination, with the first such payment in a single lump sum to equal the payments that would have been made at regular payroll intervals between termination and that first payment date. The amounts set forth in clauses (ii) and (iii) above shall be paid at the same time as payment is made to other executives of the Company that participate in the Company’s annual incentive plan then in effect, but in no event later than 2½ months after the end of the calendar year in which the termination occurs.
(b)    The Participant shall be entitled to receive continued health insurance coverage for the Participant and his or her immediate family for a period equal to eighteen (18) months (for a Tier 1 Participant), twelve (12) months (for a Tier 2 Participant) or six (6) months (for a Tier 3 Participant) following the date of termination of employment, at a cost comparable to that of an eligible active employee of the Company throughout the coverage period; provided that such coverage shall cease on the date the Participant is eligible for medical coverage through another employer. At its sole discretion, the Company may satisfy this obligation by providing additional cash severance equal to the amount the Company would pay toward such coverage for an active employee and allowing Participant to enroll in such coverage via COBRA at their cost, or a cash subsidy to Participant equal to the cost of substantially identical coverage through an individual policy, in each case if (i) coverage under the Company’s plans cannot be provided pursuant to the terms of the Company’s group health plan(s), or (ii) coverage under the Company’s plans would result in the plan being discriminatory under the Internal Revenue Code (Section 105(h) or successor provision) or in an excise or penalty tax under any applicable law or regulation.
(c)    The Participant shall be entitled to receive such other compensation or benefits (other than to any cash severance payments or annual incentive bonus, which rights, if any, shall be superseded by the terms described above) as are provided in accordance with the terms and conditions of any applicable plans and programs of the Company.
(d)    The Participant shall be entitled to receive a pro rata portion of outstanding incentive awards (including stock options, restricted stock and “Performance Shares” (as such term is defined in the Company’s then-applicable Stock Incentive Plan, as amended from time to time)) granted to the Executive under the such plan, the Company's Long-Term Incentive Plan or under any other similar incentive plan or arrangement, each as amended from time to time. The pro rata portion payable to Participant shall be determined by multiplying Participant’s “target” award (including any time-vesting awards that have not yet vested) under the applicable plan or arrangement by a fraction, the numerator of which is the total number of days in the performance cycle that the Participant was employed by the Company and the denominator of which is the total number of days in the performance cycle. Any payment of the amounts set forth in the immediately preceding sentence shall be made at the same time as payment is made to other executives of the Company that participate in the applicable plan or arrangement, but in no event later than 2½ months after the end of the calendar year in which the termination occurs.
7.Termination During a Change in Control Protection Period. Subject to the conditions in Section 9 of this Plan, if the Participant’s employment is terminated within a Change in Control Protection Period (if such period is also an Acquisition Protection Period, this Section 7 will govern and Section 6 shall not apply), either (1) by the Company other than for Cause (as defined below) or (2) by the Participant for Good Reason (as defined below) then:
(a)    The Participant shall be entitled to receive the following cash severance payments in a lump sum within sixty (60) days following termination, subject to later payment if and as provided in Section 13:
(i)    an amount equal to the applicable Change in Control Multiple times the sum of the Participant’s (x) then Base Salary (or, if greater, Base Salary for the year immediately preceding the Change in Control) plus (y) his or her Target Bonus for the fiscal year during which the termination occurs (or, if greater, for the year immediately preceding the Change in Control); and

(ii)    an amount equal to a pro rata portion of the Participant’s Target Bonus for the fiscal year during which the termination occurs (or, if greater, for the year immediately preceding the Change in Control) based on the total number of days in the performance cycle that the Participant was employed by the Company.
(b)    The Participant shall be entitled to receive continued health insurance coverage for the Participant and his or her immediate family for a period equal to eighteen (18) months (for a Tier 1 or Tier 2 Participant) or twelve (12) months (for a Tier 3 Participant) following the date of termination of employment, at a cost comparable to that of an eligible active employee of the Company throughout the coverage period; provided that such coverage shall cease on the date the Participant is eligible for medical coverage through another employer. At its sole discretion, the Company may satisfy this obligation by providing additional cash severance equal to the amount the Company would pay toward such coverage for an active employee and allowing Participant to enroll in such coverage via COBRA at their cost, or a cash subsidy to Participant equal to the cost of substantially identical coverage through an individual policy, in each case if (i) coverage under the Company’s plans cannot be provided pursuant to the terms of the Company’s group health plan(s), or (ii) coverage under the Company’s plans would result in the plan being discriminatory under the Internal Revenue Code (Section 105(h) or successor provision) or in an excise or penalty tax under any applicable law or regulation.
(c)    The Participant shall also be entitled to receive such other compensation or benefits (other than to any cash severance payments or annual incentive bonus, which rights, if any, shall be superseded by the terms described above) as are provided in accordance with the terms and conditions of any applicable plans and programs of the Company.
(d)    The Participant shall be entitled to receive all outstanding incentive awards at target levels (including stock options, restricted stock and “Performance Shares” (as such term is defined in the Company’s then-applicable Stock Incentive Plan, as amended from time to time)) granted to the Executive under such plan, the Long-Term Incentive Plan or under any other similar incentive plan or arrangement, each as amended from time to time. Any payment of the amounts set forth in the immediately preceding sentence shall be made at the same time as amounts are payable under Section 7(a), unless the Company reasonably determines that such awards are "deferred compensation" as defined in Section 409A of the Code, in which event they shall be fully vested but paid on the date otherwise scheduled in the applicable award agreements.
(e)    If, at the Participant's termination of employment, no Change in Control has occurred, but one does occur within 6 months after such termination so that the Change in Control Protection Period begins before such termination, any amounts being paid hereunder pursuant to Sections 5 or 6 shall be recomputed in accordance with this Section and the remaining amounts due shall be paid at the time required by this Section 7; provided, for the avoidance of doubt, that such termination (x) was at the request of a third party who had taken steps reasonably calculated or intended to effect a Change in Control or (y) otherwise arose in connection with or in anticipation of the Change in Control.

8.Definitions.
(a)    Cause. “Cause” shall mean:
(i)    the Participant’s malfeasance or nonfeasance in the performance of the material duties or responsibilities of his or her position with the Company or any of its subsidiaries, or failure to timely carry out any material lawful and reasonable directive of the Company, in each case if not remedied within fifteen (15) days after receipt of written notice from the Company describing such malfeasance, non-feasance or failure;
(ii)    the Participant’s embezzlement or misappropriation of any material funds or property of the Company or any of its subsidiaries or of any material corporate opportunity of the Company or any of its subsidiaries;
(iii)    the conduct by the Participant which is a material violation of this Plan or any other agreement between the Participant and the Company or any of its subsidiaries or affiliates in each case, that is not remedied within fifteen (15) days after receipt of written notice from the Company describing such conduct;
(iv)    any material violation of any generally applicable written policy of the Company previously provided to the Participant, the terms of which provide that violation may be grounds for termination of employment in each case, that is not remedied within fifteen (15) days after receipt of written notice from the Company describing such conduct;
(v)    the commission by the Participant of an act of fraud or willful misconduct or Participant’s gross negligence, in each case that has caused or is reasonably expected to result in material injury to the Company or any of its subsidiaries; or
(vi)    the Participant’s commission of any felony or of any misdemeanor involving moral turpitude.

Any termination for Cause of a Participant other than a Tier 1 Participant shall be effective upon receipt by the Participant of a notice in accordance with Section 17 stating in reasonable detail the facts and circumstances alleged to provide a basis for termination for Cause. Any termination for Cause of a Tier 1 Participant shall be effective only upon (i) a determination by the majority of the Board in good faith that Cause exists, (ii) receipt by the Tier 1 Participant of a notice in accordance with Section 17 stating in reasonable detail the facts and circumstances alleged to provide a basis for termination for Cause and (iii) the Tier 1 Participant has been given a reasonable opportunity to be heard by the Board (together with legal counsel) (such opportunity to be given within thirty (30) days of the Tier 1 Participant’s receipt of the notice set forth in (ii) above).
(b)    Change in Control. A “Change in Control” of the Company shall be deemed to have occurred if, as the result of a single transaction or a series of transactions, the event set forth in any one of the following paragraphs shall have occurred:
(i)    any Person (other than a Permitted Person or Glencore Xtrata plc or any of its subsidiaries, affiliates, successors or assigns (collectively, “Glencore”)) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;
(ii)    Glencore becomes the Beneficial Owner, directly or indirectly, of all of the issued and outstanding voting securities of the Company;
(iii)    Incumbent Directors at the beginning of any twelve- (12) month period cease at any time and for any reason to constitute a majority of the number of directors then serving on the Board. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Effective Date; (B) are appointed by or on behalf of Glencore; or (C) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority vote of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened election contest by any Person, including but not limited to a consent solicitation, relating to the election of directors to the Board); or
(iv)    the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company;
(v)    a Fundamental Change;
(vi)     the consummation of (A) a reorganization, merger or consolidation, or sale or disposition by the Company of all or substantially all of the assets of the Company and its subsidiaries to any Person or (B) the acquisition of assets or stock of another Person in exchange for voting securities of the Company (each of (A) and (B) a “Business Combination”), in each case, other than a Business Combination (x) with a Permitted Person or (y) pursuant to which, at least fifty percent (50%) of the combined voting power of the voting securities of the entity resulting from such Business Combination are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; provided that, any Business Combination with Glencore shall not constitute a Change in Control, unless, as a result of such Business Combination, Glencore (X) owns, directly or indirectly, all or substantially all of the assets of the Company and its subsidiaries or (Y) Beneficially Owns, directly or indirectly, of all of the issued and outstanding voting securities of the Company.
“Change in Control Multiple” shall mean (x) if the applicable termination occurs on or prior to December 31, 2015, two and one half (2.5) times (for a Tier 1 Participant), two (2) times (for a Tier 2 Participant) or one and one half (1.5) times (for a Tier 3 Participant) or (y) if the applicable termination occurs after December 31, 2015, two (2) times (for a Tier 1 Participant), one and one half (1.5) times (for a Tier 2 Participant) or one (1.0) times (for a Tier 3 Participant).
“Beneficial Owner” or "Beneficially Owned" shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“Fundamental Change” shall be deemed to have occurred if, as the result of a single transaction or a series of transactions, (i) Glencore becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities and, within 24 months after reaching such ownership threshold, (ii) greater than 50% of Participant’s responsibilities are assumed (either while Participant is still employed, or within 6 months after Participant is terminated by the Company) by any person who was not an employee of the Company before the ownership change; provided that, if such responsibility assumption is in connection with the promotion of a Participant to which the Participant agrees in writing, or occurs after a Participant has resigned without Good Reason, no Fundamental Change shall be deemed to have occurred.
“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan sponsored or maintained by the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (the entities identified in clauses (i)-(iv), the “Permitted Persons” and each a “Permitted Person”).
(c)    Acquisition Protection Period. “Acquisition Protection Period” shall mean (i) the twenty-four (24) month period beginning on the date of any acquisition by the Company of, directly or indirectly, (x) securities representing fifty percent (50%) or more of the combined voting power of another Person’s then outstanding voting securities or (y) all or a portion of the assets or employees of another Person, in each case occurring after the Effective Date (each of clauses (x) and (y), an “Acquisition” and the Person referenced therein, an “Acquired Person”) and (ii) the six (6) month period prior to the date of any Acquisition, if the Participant is terminated during such six-month period and such termination arose in connection with or in anticipation of the Acquisition.
(d)    Change in Control Protection Period. “Change in Control Protection Period” shall mean (i) the twenty-four- (24) month period beginning on the date of any Change in Control occurring after the Effective Date and (ii) the six- (6) month period prior to the date of any Change in Control, if the Participant is terminated during such six-month period and such termination (x) was at the request of a third party who had taken steps reasonably calculated or intended to effect a Change in Control or (y) otherwise arose in connection with or in anticipation of the Change in Control.
(e)    Good Reason During a Change in Control Protection Period. “Good Reason” shall mean for any termination that occurs during a Change in Control Protection Period the occurrence of any one of the following without the Participant’s prior written consent:
(i)    any material adverse alteration (including an adverse change to Participant’s upward reporting requirements) or material diminution in the Participant’s authority, duties or responsibilities as in effect immediately prior to the occurrence of a Change in Control (or, if any changes to such Participant’s authority, duties or responsibilities were made in connection with or in anticipation of the Change in Control, as in effect immediately prior to such changes), provided that the failure of any Participant to be elected or re-elected to the Board or to serve as a director and/or officer of any of the Company’s subsidiaries shall not be considered Good Reason;
(ii)    a reduction in the Participant’s Base Salary, Target Bonus or long-term incentive compensation opportunity (as determined by the Compensation Committee in good faith), except as part of a reduction of less than ten percent (10%) that is applicable to all of the Company’s senior executives;
(iii)    a relocation of the offices at which the Participant is principally employed for a period of at least three months, which relocation increases the distance between the Participant’s residence and such offices by more than fifty (50) miles, excluding required and appropriate travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations prior to the Change in Control or substantially consistent with the customary travel obligations of a similarly situated officer of a similar sized company; or
(iv)    the Company’s failure to obtain assumption of this Plan by a successor within ten (10) days of a Change in Control;
provided, however, that in each such case: (i) the Participant notifies the Company of the occurrence of Good Reason within sixty (60) days after the Participant becomes aware (or should have become aware) of the applicable facts and circumstances giving rise to the occurrence; (ii) the Company shall have the right, within thirty (30) days after receipt of such written notice (which shall set forth in reasonable detail the specific conduct of Company that constitutes Good Reason and the specific provision(s) of this Plan on which the Participant relies), to cure the event or circumstances giving rise to such Good Reason and, in the event of the Company so cures, such event or circumstances shall not constitute Good Reason hereunder; and (iii) if the Company fails to cure the event or circumstance giving rise to such Good Reason, the Participant resigns within thirty (30) days after the expiration of the thirty-day cure period. In any event, for a termination to be considered for Good Reason hereunder, the termination must occur no later than two years after the initial existence of the condition alleged to give rise to Good Reason. A Good Reason termination shall be treated as an involuntary separation from service for purposes of Code Section 409A.
(f)    Good Reason Other than in a Change in Control Protection Period. “Good Reason” shall mean for any termination that occurs outside of a Change in Control Protection Period a reduction in the Participant’s Base Salary, except as part of an across-the-board reduction of less than ten percent (10%) that is applicable to all of the Company’s senior executives; provided, however, that (i) the Participant notifies the Company of the occurrence of Good Reason within sixty (60) days after the Participant becomes aware (or should have become aware) of such occurrence; (ii) the Company shall have the right, within thirty (30) days after receipt of written notice (which shall set forth in reasonable detail the specific conduct of Company that constitutes Good Reason and the specific provision(s) of this Plan on which the Participant relies) from the Participant of the Company’s violation of any of the foregoing, to cure the event or circumstances giving rise to such Good Reason and in the event of which cure, such event or circumstances shall not constitute Good Reason hereunder; and (iii) if the Company fails to cure the event or circumstance giving rise to such Good Reason, the Participant resigns within thirty (30) days after the expiration of the thirty-day cure period. In any event, for a termination to be considered for Good Reason hereunder, the termination must occur no later than two years after the initial existence of the condition alleged to give rise to Good Reason. A Good Reason termination shall be treated as an involuntary separation from service for purposes of Code Section 409A.
9.Provisions Applicable to Any Termination of Employment.
(a)    Qualifying Terminations. The Company will pay severance benefits under Sections 5, 6 or 7 on account of the termination of the Participant’s employment with the Company or any of its subsidiaries only if the termination is attributable to one of the following conditions:
(vii)    the result of a reduction in force (an involuntary separation without Cause and due to elimination of position or a layoff of personnel);
(viii)    the result of such Participant’s having submitted to the Company his or her written resignation or offer of resignation upon and in accordance with (A) the request by the Board in writing or pursuant to a duly adopted resolution of the Board or (B) with respect to all Participants other than a Tier 1 Participant, the written request of the Chief Executive Officer of the Company;
(ix)    the result of a divestment by the Company of the operating unit in which such Participant works and which unit is sold, conveyed or transferred to another Person (whether in connection with a sale of assets, stock or other form of transaction) and the Participant is not offered employment by the acquiring corporation or entity on substantially the same terms and conditions as his or her employment with the Company;
(x)    a termination by the Participant for Good Reason; or
(xi)    for the convenience of the Company or otherwise by the Company for any reason other than one or more of the reasons set forth in Section 9(b).
(b)    Disqualifying Terminations. Notwithstanding anything herein to the contrary, the Company will not be obligated to pay severance benefits to the Participant under this Plan if the Participant’s termination is the result of:
(i)    a voluntary termination by the Participant (a separation, including a voluntary retirement, initiated by the Participant) other than for Good Reason;
(ii)    the Company having terminated the Participant for Cause;
(iii)    the removal of the Participant from one or more officer positions but such Participant is offered and accepts one or more other officer positions at the Company; or
(iv)    the death or disability of the Participant.

(c)    Change in Control Best Payments Determination. In the event the benefits described in Section 7 (the “CIC Severance Benefits”) are payable to the Participant in connection with a Change in Control and, if paid, could subject the Participant to an excise tax under Section 4999 of the Internal Revenue Code (the “Excise Tax”), then notwithstanding the provisions of Section 7 the Company shall reduce the CIC Severance Benefits (the “Benefit Reduction”) under Section 7 by the amount necessary to result in the Participant not being subject to the Excise Tax if such reduction would result in the Participant’s “Net After Tax Amount” attributable to the CIC Severance Benefits described in Section 7 being greater than it would be if no Benefit Reduction was effected. In the event of any over or under reduction pursuant to the previous sentence, the amount of the Benefit Reduction shall be adjusted (and any additional payments by the Company or any required repayments by the Participant, as applicable, shall be promptly made) to the minimum amount necessary to result in the Participant not being subject to the Excise Tax. For this purpose “Net After Tax Amount” shall mean the net amount of CIC Severance Benefits the Participant is entitled to receive under this Plan after giving effect to all federal, state and local taxes which would be applicable to such payments, including, but not limited to, the Excise Tax. The determination of whether any such Benefit Reduction shall be effected shall be made by a nationally recognized public accounting firm, selected by the Company and reasonably acceptable to Participant, and such determination shall be binding on both the Participant and the Company.
(d)    Release. The receipt by the Participant of any payments or benefits under Section 5, 6 or 7 is further subject to the Participant executing, delivering and not revoking a release of claims in substantially the form attached hereto as Exhibit A within forty five (45) days following termination, or all rights to payment or receipt of benefits hereunder lapse.
(e)    Compliance with Covenants.    If Participant, at any time before all payments due hereunder are paid, fails to comply with the Participant’s obligations under Sections 10 and 11 below, the Company may cease payment hereunder and any further amounts due shall be deemed a "disputed payment" for purposes of Code Section 409A-2(g) payable only as and if required as a result of the dispute resolution provisions in Section 22 hereof.
10.Protection of Company Property. The Participant acknowledges that his services in exchange for which certain promises made under this Plan are of a special, unique, unusual, extraordinary and intellectual character. In recognition of the foregoing, the Participant covenants and agrees as follows:
(a)    No Disclosure or Use of Confidential Information. The Participant will not, at any time, communicate or divulge to or use for the benefit of himself or any other person, firm, association or corporation (other than the Company and its subsidiaries), without the prior written consent of the Company, any Confidential Information (as defined below) owned or used by the Company or any of its subsidiaries or affiliates that may be communicated to, acquired by or learned of by the Participant in the course of, or as a result of, his employment with the Company or any of its subsidiaries or affiliates.  All Confidential Information relating to the business of the Company or any of its subsidiaries or affiliates which the Participant shall use or prepare or come into contact with shall become and remain the sole property of the Company or its subsidiaries or affiliates, as applicable.  “Confidential Information” means information not generally known about the Company and its subsidiaries, affiliates, strategic partners, services and products, whether written or not, including information relating to research, development, purchasing, marketing plans, computer software or programs, any copyrightable material, trade secrets and proprietary information, including, but not limited to, information about their past, present and future financial condition, pricing strategy, prices, suppliers, cost information, business and marketing plans, the markets for their products, key personnel, past, present or future actual or threatened litigation, current and prospective customer lists, operational methods, acquisition plans, prospects, plans for future development and other business affairs and information about the Company and its subsidiaries, affiliates and strategic partners not readily available to the public. The Participant may disclose Confidential Information only to the extent it (i) becomes part of the public domain other than as a result of the Participant’s breach hereof or (ii) is required to be disclosed by applicable law or by order of any court of competent jurisdiction.  If the Participant is required by applicable law or regulation or by legal process to disclose any Confidential Information, the Participant will provide the Company or any of its subsidiaries, affiliates or strategic partners with prompt notice thereof so as to enable the Company to seek an appropriate protective order.
(b)    Non-Disparagement. The Participant will not, at any time, take any action or make any public statement, including, without limitation, statements to individuals, subsequent employers, vendors, clients, customers, suppliers or licensors or the news media, that would disparage, defame or place in a negative light, the Company, any of its subsidiaries or affiliates, or any of their respective officers, directors, employees, successors, business services or products; provided that nothing herein shall restrict the Participant from making statements in good faith that are required by applicable law, applicable regulatory process or by order of any court of competent jurisdiction.
(c)    Return of Company Property, Records and Files. Upon the termination of the Participant’s employment at any time and for any reason, or at any other time the Company may so request, the Participant shall promptly deliver to the Company all of the property and equipment of the Company, its subsidiaries and affiliates (including any cell phones, credit cards, personal computers, etc.) and any and all documents, records and files, including any notes, memoranda, customer lists, reports or any and all other documents, including any copies thereof, whether in hard copy form or electronic form, which relate to the Company, its subsidiaries or affiliates, and/or their respective past and present officers, directors, employees, consultants, successors or assigns (collectively, the “Company Property, Records and Files”); it being expressly understood that, upon termination of the Participant’s employment at any time and for any reason, the Participant shall not be authorized to retain any of the Company Property, Records and Files, any copies thereof or excerpts therefrom.
11.Noncompetition and Other Matters.
(a)    Noncompetition. During the Participant’s employment with the Company and for the Restricted Period, the Participant shall not, directly or indirectly, in any city, town, county, parish or other municipality in any state of the United States (the names of each such city, town, parish, or other municipality being expressly incorporated by reference herein), or any other place in the world, where the Company, or its subsidiaries, successors, or assigns, engages in the management and operation of their respective businesses or the ownership of their respective property (i) engage in any primary aluminum business in substantial competition with the business of the Company or its subsidiaries (each, a “Competing Business”) for the Participant’s own account; (ii) enter the employ of, or render any consulting or contracting services to, any entity whose primary business is a Competing Business; or (iii) become interested in or otherwise associated or connected with in any capacity any entity whose primary business is a Competing Business, including, without limitation, as a partner, shareholder, officer, director, principal, agent, trustee, employee, contractor or consultant of, or in a management position with, any Competing Business or with any entity providing consulting services to a Competing Business; provided, however, that the Participant may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange if the Participant is not a controlling person of, or a member of a group which controls such entity and does not, directly or indirectly, own one percent (1%) or more of any class of securities of such entity. “Restricted Period” means, (i) with respect to a termination that occurs other than during a Change in Control Protection Period, eighteen (18) months (for a Tier 1 Participant), twelve (12) months (for a Tier 2 Participant) or six (6) months (for a Tier 3 Participant) and (ii) with respect to a termination that occurs during a Change in Control Protection Period, twenty-four (24) months (for a Tier 1 Participant), eighteen (18) months (for a Tier 2 Participant) and twelve (12) months (for a Tier 3 Participant).
(b)    Noninterference; No Hire. During the Restricted Period, the Participant shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any officer, director, employee, agent or consultant of the Company or any of its subsidiaries, affiliates, successors or assigns to terminate his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, successors or assigns for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, successors or assigns, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, successors or assigns for any other reason. During the Restricted Period, the Participant shall not hire, either directly or through any employee, agent or representative, any employee of the Company or any of its subsidiaries or affiliates.
(c)    No Solicitation. During the Restricted Period, the Participant shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any customers, clients, vendors, suppliers or consultants then under contract to the Company or its subsidiaries, affiliates, successors or assigns, to terminate, limit or otherwise modify his, her or its relationship with the Company or its subsidiaries, affiliates, successors or assigns, for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, successors or assigns, or otherwise encourage such customers, clients, vendors, suppliers or consultants then under contract to terminate his, her or its relationship with the Company or its subsidiaries, affiliates, successors or assigns for any reason.
12.Rights and Remedies upon Breach.
(a)    Specific Performance and Accounting. If the Participant breaches, or threatens to commit a breach of, any of the provisions of Sections 10 or 11 above (the “Restrictive Covenants”), the Company and its subsidiaries, affiliates, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, successors or assigns at law or in equity:
(v)    the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by injunctive decree or otherwise, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or its subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy to the Company or its subsidiaries, affiliates, successors or assigns; and
(vi)    the right and remedy to require the Participant to account for and pay over to the Company or its subsidiaries, affiliates, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by the Participant as a result of any transaction or activity constituting a breach of any of the Restrictive Covenants.
(b)    Severability of Covenants. The Participant acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect without regard to the invalid portions.
(c)    Modification by the Court. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power (and is hereby instructed by the parties) to modify or reduce the duration or scope of such provision, as the case may be (it being the intent of the parties that any such modification or reduction be limited to the minimum extent necessary to render such provision enforceable), and, in its modified or reduced form, such provision shall then be enforceable.
(d)    Enforceability in Jurisdictions. The Participant intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Participant that such determination not bar or in any way affect the right of the Company or its subsidiaries, affiliates, successors or assigns to the relief provided herein in the courts of any other jurisdiction within the geographic scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.
(e)    Extension of Restriction in the Event of Breach. In the event that the Participant breaches any of the provisions set forth in Sections 10 or 11, the length of time of the Restricted Period shall be extended for a period of time equal to the period of time during which the Participant is in breach of such provision.

13.Section 409A Matters.
(a)    To the fullest extent applicable, amounts and other benefits payable under this Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same (collectively, “Section 409A”) in accordance with one or more of the exemptions available under Section 409A. This Plan shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.  In this regard, each such payment hereunder that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii) shall be deemed a separate payment for purposes of Section 409A.
(b)    Notwithstanding anything in this Plan or elsewhere to the contrary, if the Participant is a “Specified Employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined by the Compensation Committee) on the date of his termination of employment, and the Company reasonably determines that any amount or other benefit payable under this Plan on account of the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code, constitutes nonqualified deferred compensation (after taking into account all exclusions applicable to such payments under Section 409A) that will violate the requirements of Section 409A(a)(2) if paid at the time specified in the Plan, then the payment thereof shall be postponed to and paid on the first business day after the expiration of six months from the date of Participant’s termination of employment or, if earlier, the date of the Participant’s death (the “Delayed Payment Date”), and the remaining amounts or benefits shall be paid at the times otherwise provided under this Plan. The Company and the Participant may agree to take other actions to avoid a violation of Section 409A at such time and in such manner as permitted under Section 409A.  If this Section 13(c) requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date together with interest for the period of delay, compounded monthly, and calculated at the prime rate as set forth in the Eastern edition of the Wall Street Journal on the date of termination. If a benefit subject to the delayed payment rules of this Section 13(c) is to be provided other than by the payment of money to the Participant, then the Participant must first pay such amount (either to the Company or to the party the company would otherwise pay on the Participant's behalf) to the Company of the full taxable value of the benefit and then, on the first business day following the Delayed Payment Date, the Company shall repay the Participant for the advance payments made by the Participant pursuant to the terms of this sentence which would otherwise not have been required of the Participant.
(c)    The date of the Participant’s “separation from service,” as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as the date of his termination of employment for purposes of determining the time of payment of any amount that becomes payable to the Participant hereunder upon his termination of employment and that is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A and for purposes of determining whether the Participant is a “Specified Employee” on the date of his termination of employment.

(d)    Notwithstanding any provision of this Plan to the contrary, the time of payment of any awards that are subject to Section 409A as “nonqualified deferred compensation” and that vest on an accelerated basis pursuant to this Plan shall not be accelerated unless such acceleration is permissible under Section 409A.  If the payment of vested performance share awards cannot be accelerated pursuant to this provision, payment shall include interest for the period of delay, compounded monthly, equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the date when payment of the vested performance share awards would otherwise have been made. In particular, if a Participant becomes first eligible for this Plan after an award date for Performance Shares, or a Participant was a previous participant in the executive severance plan which this replaces, this Plan will not apply to accelerate or delay the time of payment of such an award as in effect on the date of the award, but vesting or computation of the amounts to be paid shall be governed by this Plan.
14.No Duty to Mitigate; No Offset. The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Plan shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Participant or others whether in respect of claims made under this Plan or otherwise; provided, that the Company shall have the right to offset any such payments against amounts owed by the Participant to the Company. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts, benefits and other compensation payable or otherwise provided to the Participant under any of the provisions of this Plan, and (subject to the foregoing proviso) such amounts shall not be reduced, regardless of whether the Participant obtains other employment.
15.Forfeiture and Repayment. The Participant acknowledges and agrees that all compensation and benefits payable or otherwise provided under this Plan are subject to forfeiture and recoupment, may be modified, may be cancelled without payment and/or a demand for repayment of such compensation and benefits may be made upon the Participant on the basis of: (a) any provision of the Company’s forfeiture and recoupment policies in effect prior to the date of the Participant’s termination or (b) if such compensation or benefits are required to be forfeited or repaid to the Company pursuant to applicable law or regulatory requirements as in effect from time to time. Without limiting the generality of the foregoing, if the Board or any appropriate committee thereof determines that any fraud or intentional misconduct by the Participant was a significant contributing factor to the Company having to restate all or a portion of its financial statements, the Board or such committee may require reimbursement of any bonus or incentive compensation paid to the Participant, cause the cancellation of outstanding equity awards, and seek reimbursement of any gains realized by the Participant on the exercise of stock options, in each case to the extent that (i) the amount of the compensation was calculated based upon the achievement of financial results that were subsequently reduced due to a restatement and (ii) the amount of the compensation that would have been awarded had the financial results been properly reported would have been lower than the amount actually awarded.
16.Assignment; Binding Plan. The Company may assign this Plan to any successor or assign of the Company. This Plan is not assignable by the Participant and is binding on him or her and his or her executors and other legal representatives. This Plan shall bind the Company and its successors and assigns and inure to the benefit of the Participant and his or her heirs, executors, administrators, personal representatives, legatees or devisees. The Company shall assign this Plan to any entity that acquires substantially all of its assets or business.
17.Notice. All notices and other communications under this Plan shall be in writing and shall be given by hand, fax, overnight commercial courier or first class mail (certified or registered with return receipt requested), and shall be deemed to have been sufficiently given when received by the other party (regardless of the method of delivery, including, without limitation on the date of transmission thereof if sent by electronic facsimile transmission and delivery is confirmed), or if sent by registered or certified mail, postage and fees prepaid, on the earlier of the date of receipt or the fifth business day after mailing. Such notices shall be addressed as follows:

If to the Company:	Century Aluminum Company
One South Wacker Drive Suite 1000 Chicago, Illinois 60606 Attention: General Counsel Facsimile: 312-696-3101
If to the Participant:	to the Participant’s address contained in the personnel records of the Company
Any party may change such party’s address for notices by notice duly given pursuant hereto.
18.Entire Plan. This Plan contains the entire agreement of the parties relating to the subject matter hereof and supersedes all oral or written prior discussions, agreements and understandings of every nature with respect thereto.
19.Waiver. The failure of any party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Plan, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Plan.
20.Withholding. Notwithstanding any other provision of this Plan, the Company may withhold from amounts payable under this Plan all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
21.Governing Law. This Plan is intended to be a “employee welfare benefit plan” or exempt as a "top hat" pension benefit plan under subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and shall be interpreted, administered and enforced in accordance with ERISA. It is expressly intended that ERISA preempt the application of state laws to this Plan to the maximum extent permitted by Section 514 of ERISA. To the extent that state law is applicable, this Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware that are applicable to contracts made and intended to be performed within the State, notwithstanding the principles of conflicts of law thereof or of any other jurisdiction to the contrary and without regard to wherein the Participant may reside, where the Company is located or its business conducted or where any violation of this Agreement occurs.
22.Dispute Resolution.
(a)    Arbitration.
(i)     The parties hereto agree that any and all disputes that may arise in connection with, arising out of or relating to this Plan shall be submitted to final and binding arbitration in Chicago, Illinois according to the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association at the time in effect. If there is any conflict between such rules and procedures and this Section 22, the provisions of this Section 22 shall prevail. The arbitration shall be conducted before a panel of three arbitrators, one to be selected by each of the parties and the third to be selected by the other two. The arbitrators may grant any remedy or relief, including, but not limited to, specific performance of a contract or contractual right and equitable or injunctive relief; provided, however, that the arbitrators shall have no authority to order a modification or amendment of this Agreement. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
(ii)    This arbitration obligation extends to any and all claims that may arise by and between the parties hereto or their subsidiaries, affiliates, successors or assigns in connection with, arising out of or relating to this Plan, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under any State constitution, the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, ERISA, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.
(iii)    The Participant understands that by participating in this Plan, the Participant is waiving his rights to have a court determine the Participant’s rights, including under federal, state or local statutes prohibiting employment discrimination, including sexual harassment and discrimination on the basis of age, race, color, religion, national origin, disability, veteran status or any other factor prohibited by governing law. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY FOR ANY DISPUTES HEREUNDER.
(iv)    Notwithstanding the foregoing, nothing in this Section 22 shall prevent the Company, its subsidiaries, affiliates, successors or assigns from exercising their right to bring an action in any court of competent jurisdiction for specific performance, injunctive or other equitable relief to compel the Participant to comply with its obligations under Sections 10 and 11 of this Plan.

(b)    Legal Fees. If any action is brought under this Section 22, the parties will bear the expense of deposits and advances required by the arbitrators in equal proportions, but such amounts shall be subject to recovery as an addition or offset to any award. For any action brought in connection with a termination of the Participant outside of the Change in Control Protection Period and Acquisition Protection Period, the arbitrators may award to the prevailing party, as determined by the arbitrators, all costs, fees and expenses related to the arbitration which have been incurred by the prevailing party, including reasonable fees and expenses of attorneys, accountants and other professionals. For any action brought in connection with a termination during the Change in Control Protection Period or Acquisition Protection Period in which the Participant prevails on at least one material claim at issue, the arbitrators shall award to the Participant the reasonable fees and expenses of attorneys incurred by the Participant in connection with any such claim on which the Participant has prevailed.
23.Survival. This Plan shall survive the termination of the Participant’s employment and the expiration of the Term to the extent necessary to give effect to its provisions. The provisions of Sections 10 through 27 shall survive indefinitely. The existence of any claim or cause of action by the Participant against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Plan.
24.Severability. In case any one or more of the provisions contained in this Plan is, for any reason, held invalid in any respect, such invalidity shall not affect the validity of any other provision of this Plan, and such provision shall be deemed modified to the extent necessary to make it enforceable.
25.At Will Employment. The Participant and the Company acknowledge that, unless specifically documented in a separate Employment Agreement, the employment of the Participant by the Company is “at will” and nothing in this Plan shall be construed to create for any Participant any right of continued employment with the Company.
26.Due Authorization. The execution of this Plan has been duly authorized by the Company by all necessary corporate action.
27. Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of the Plan.

Exhibit A

SEPARATION AGREEMENT
WAIVER AND RELEASE OF CLAIMS
This Waiver and Release Agreement ("Agreement") is entered into between ___________________ ("Employee") and ________________ (the "Employer") (together, the "Parties") as of the date executed below.
Recitals

A.	Employee is a participant in that certain Executive Severance Plan adopted by the Employer as of June 23, 2014 (the "Plan").

B.
The Plan contemplates certain severance be paid to Employee in certain termination circumstances, subject to the condition that Employee release the Employer and related parties of any claims Employee has or may have.

Agreement

NOW, THEREFORE, in good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions set forth herein, the Parties intending to be legally bound, hereby agree as follows:

1.The Employee's employment with the Employer ceased on _________, 20__ (the "Termination Date").
2.    The Employee understands that by signing this Agreement, Employee is agreeing to all of the provisions stated in the Agreement, and has read and understood each provision.
3.    Employee understands that this Agreement is a release and waiver contract and that this document is legally binding.
4.    This Agreement applies only to claims which accrue or have accrued prior to the date that this Agreement is signed.
5.    In exchange for the Employee's promises in this Agreement, if it is signed on or before 45 (forty five) days following the Termination Date, and is not revoked within 7 days after it is signed by Employee, the Employer agrees to tender to Employee the severance benefits (the "Severance Benefits") as set forth in the Plan. If it is not signed in that timeframe, or is revoked, no Severance Benefits will be paid or due.
6.    Employee agrees that the execution of this Agreement is a condition to Employee's receipt of the Severance Benefits and that the Severance Benefits tendered under the Plan constitute fair and adequate consideration for the execution of this Agreement, and the

Severance Benefits are in addition to payments and benefits to which the Employee is otherwise entitled.
7.    Employee is hereby advised in writing by this Agreement to consult with an attorney before signing.
8.    The parties understand that: (i) Employee shall have 45 (forty five) days following the Termination Date to consider this Agreement before signing; (ii) Employee shall have 7 (seven) days in which to revoke this Agreement after signing; (iii) this Agreement shall not be effective until the expiration of 7 (seven) days after signing and then only if it is not revoked in that period; and, (iv) all amounts payable hereunder shall be paid in accordance with the Plan. Employee may revoke this Agreement by written notice to ______________, at _________________on or before that 7th day.
9.    Employee expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:
"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."
Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of each and all of the Releasees, Employee expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Employee does not know or suspect to exist in Employee's favor at the time Employee signed this Agreement and that this Agreement contemplates the extinguishment of all such claims.
10.    The waiver and release provisions of this Agreement shall also apply to all state or federal common law claims, whether known or unknown, including but not limited to, claims for wages, benefits, stock options, profit sharing, wrongful discharge, breach of contract, breach of any implied covenants, defamation, or any other claim which relates to or arises out of the employment relationship.
11.    Delaware law and federal law, where applicable, shall govern the enforcement and interpretation of this Agreement.
12.    If any term of this Agreement shall be determined unconscionable or unenforceable, the remaining provisions will remain effective and legally binding.
13.    This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all negotiations, agreements, representations, warranties, commitments, whether in writing or oral prior to the date hereof.
14.    Employee confirms and agrees to Employee's continuing obligations under the covenants contained in the Plan (restricting competition and solicitation, requiring confidentiality, etc.) for the periods provided in the Plan following the Termination Date.

15.    Based upon the above statements of understanding between the parties, the Employee, on behalf of Employee, Employee's descendants, dependents, heirs, executors, administrators, assigns, and successors, fully, finally and forever releases and discharges Employer, its past and present parents, subsidiaries and affiliates, and their respective past and present predecessors, successors, assigns, representatives, officers, directors, stockholders, agents and employees (collectively, the "Releasees"), from any and all claims and rights of any kind that Employee may have, whether now known or unknown, suspected or unsuspected, including, but not limited to, all releasable claims arising out of or in any way connected with Employee's employment with Employer as of the date this Agreement is executed. These claims and rights released include, but are not limited to, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Equal Pay Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, Sections 503 and 504 of the Rehabilitation Act of 1973, Family Medical Leave Act, Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Older Workers' Benefit Protection Act, the Workers' Adjustment and Retraining Notification Act, as amended, state, civil or statutory laws, including any and all human rights laws and laws against discrimination, any other federal, state or local fair employment statute, code or ordinance, common law, contract law, tort, including, but not limited to, fraudulent inducement to enter into this contract, and any and all claims for attorneys' fees. Employee represents that Employee knows of no claim that Employee has that has not been released by this paragraph.
16.    This Agreement shall in no way be construed as an admission by Employer or Employee that it or he has acted wrongfully with respect to the other or any other person or that either has any rights whatsoever against the other. Each party specifically disclaims any liability to or wrongful acts against the other or any other person acting as agent for a party in connection with Employee's employment and termination therefrom.
17.    The release in paragraph 15 of this Agreement does not apply to any rights to indemnification that Employee has under any directors and officers or other insurance policy Employer maintains or under the bylaws and articles of incorporation of Employer, and under any indemnification agreement, if any.
18.    Employee has not filed or caused to be filed any lawsuit, complaint or charge with respect to any claim he releases in this Agreement. Employee promises never to file or pursue a lawsuit, complaint or charge based on any claim released by this Agreement, or assign to or enable another to file or pursue on his behalf, except that Employee may participate in an investigation or proceeding conducted by an agency of the United States Government or of any state. Employee also has not assigned or transferred any claim he is releasing, nor has he purported to do so. Employee affirms and warrants that Employee has no workplace or work related injuries or, to his knowledge, occupational diseases. Nothing in this Agreement will be construed to prevent Employee from filing or participating in a charge of discrimination filed with the Equal Employment Opportunity Commission ("EEOC") or its state equivalent; however, by signing this Agreement, Employee waives the right to recover any monetary damages or attorneys' fees from Employer in any claim or lawsuit brought by or through the EEOC or its state equivalent. If Employee violates this Agreement by suing any Releasee, Employee agrees that he will pay all costs and expenses incurred by the Releasee for defending against the suit, including reasonable attorney's fees.

19.    Employee agrees to deliver to the Employer, within 60 days following the Termination Date, any and all property of the Releasees in Employee's possession, custody, or control, or that subsequently comes into Employee 's possession, custody, or control, including all documents, recordings, keys, credit cards, correspondence, business records, parking permits, personal identification cards, badges, laptop, Ipad, Iphone, ironkey and any items purchased by Employer but loaned to Employee, and similar materials and things (including copies, whether physical or electronic).
20.    The provisions of this Agreement can be severed, and if any part of this Agreement is found to be unenforceable, the remainder of this Agreement will continue to be valid and effective. Employee consents to the exclusive jurisdiction and venue of courts located in ____________, ___________, and agrees to waive any argument of lack of personal jurisdiction or forum non-conveniens with respect to any claim or controversy arising out of or relating to this Agreement, Employee's employment or separation from employment with Employer.
21.    Employee agrees to cooperate fully, completely, and without the necessity of subpoena or other compulsion to assist the Releasees in the defense of any and all lawsuits, administrative charges, or actions, claims, demands, or other causes of action brought against any Releasees by any third party, including governmental agencies, and arising out of events that are alleged to have occurred during, or which relate to, Employee's employment with Employer. Employee agrees to notify the Employer's General Counsel in the event Employee is compelled to testify in any legal action involving a Releasee, so that Employer may take appropriate steps, if necessary, to keep such testimony confidential.
EMPLOYEE SHOULD READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS THROUGH THE EFFECTIVE DATE. EMPLOYEE IS STRONGLY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS DOCUMENT.

Date:	EMPLOYEE ________________________________
Date:	EMPLOYER BY: ________________________________ ITS: ________________________________